EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in post-effective Amendment No. 1 to Registration Statement No. 33-7053 on Form S-8, in Registration Statement Nos. 33-44700, 333-44024 and 333-46218 on From S-8 of our report dated December 23, 2004 (January 6, 2006 as to the effect of the restatement discussed in Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 18) appearing in the Annual Report on Form 10-K of Archon Corporation for the year ended September 30, 2005.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada

January 6, 2006